Exhibit 23.3

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 13, 2026, with respect to the consolidated financial statements of Fundrise Equity REIT, LLC, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

McLean, Virginia
April 13, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.